                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                _______________



                                   FORM 8-K



                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



                               January 10, 2001
                               ----------------
               Date of Report (Date of Earliest Event Reported)



                          Exodus Communications, Inc.
                          ---------------------------
            (Exact name of Registrant as specified in its charter)



          Delaware                  0-23795                 77-0403076
          --------                  -------                 ----------
  (State of Incorporation)   (Commission file number)      (I.R.S. Employer
                                                          Identification No.)


                        2831 Mission College Boulevard
                         Santa Clara, California 95054
                         -----------------------------
         (Address of principal executive offices, including zip code)



                                (408) 346-2200
                                --------------
             (Registrant's telephone number, including area code)

ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS.

     Acquisition of GlobalCenter Holding Co.
     ---------------------------------------

     On January 10, 2001, Exodus Communications, Inc. ("Exodus" or the "Company") completed the acquisition of GlobalCenter Holding Co. ("GlobalCenter"), through the merger of a wholly-owned subsidiary of Exodus with and into GlobalCenter, with GlobalCenter surviving as a wholly-owned subsidiary of Exodus (the "Merger"). GlobalCenter was an indirect wholly-owned subsidiary of Global Crossing Ltd. ("Global Crossing"). The Merger is intended to be a tax-free reorganization and will be accounted for under the purchase method of accounting.

     In connection with the Merger, a total of approximately 108 million shares of Exodus common stock were exchanged for all of the outstanding shares of GlobalCenter common stock. As a result, Global Crossing acquired beneficial ownership of approximately 20% of Exodus' common stock outstanding after the Merger. Exodus also assumed all outstanding GlobalCenter stock options, and granted new options to purchase shares of Exodus common stock to replace certain options held by GlobalCenter employees to purchase shares of Global Crossing common stock that were cancelled in the Merger. Also in connection with the Merger, the size of the Exodus board of directors was increased to 11 and Thomas
J. Casey, the Chief Executive Officer of Global Crossing, was appointed to the board of directors of Exodus.

     A press release announcing the completion of the transaction is attached as
Exhibit 99.01 to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

     As a result of the acquisition of GlobalCenter, Exodus has added to its business the resources of a leading provider of Internet infrastructure services, including complex Web hosting, Internet Protocol network services, hardware and software procurement and installation, content distribution, integration and management services, systems applications, and professional services. As of September 30, 2000, GlobalCenter provided services to over 600 customers, including Akamai, NBCi, Novell, Viacom and ZDNet, and operated 11 data centers strategically located near major business centers in northern and southern California, New York City, Washington, D.C., London, and Melbourne. In addition, as of that same date, GlobalCenter was developing nine data centers in the United States, Europe and the Asia-Pacific region, which would, after completion, bring the total gross square footage of GlobalCenter's data centers to approximately one million. As of September 30, 2000, GlobalCenter employed approximately 720 full-time employees.

     The acquisition was accompanied by the addition of significant strategic agreements and other rights designed to protect and enhance the Company's competitive advantage generally and specifically in Asia and the Pacific Rim, and to secure long term capacity, connectivity and other related network services. The following descriptions of such agreements are qualified in their entirety by reference to the full text of these agreements which were filed with the Securities and

Exchange Commission on October 13, 2000 as exhibits to the Company's Current Report on Form 8-K.

     Network Services, Marketing and Cooperation Agreements. In September 2000, Exodus signed a ten-year Network Services, Marketing and Cooperation Agreement with Global Crossing Ltd. and a similar agreement with Asia Global Crossing Ltd.

     Under the Network Services, Marketing and Cooperation Agreement with Global Crossing Ltd., Exodus committed to purchase at least 50% of its network needs worldwide other than Asia, from Global Crossing Ltd. In addition, for a period of two years after the completion of the Merger, Global Crossing Ltd. agreed to use Exodus as its exclusive provider of Internet Web hosting services and agreed for the same two year period not to engage in or own, manage or control an entity involved in Internet Web hosting, all subject to limited exceptions. Global Crossing Ltd. and its controlled affiliates also agreed to make their telecommunications services available to Exodus and its controlled affiliates, other than the joint venture described below, on an equal access basis, and Exodus agreed to promote Global Crossing Ltd. as its primary provider of network services for its network operations. The agreement provides that Global Crossing Ltd. may resell Exodus services and also obligates Global Crossing Ltd. to create a new network for Exodus in order to more easily scale the network services available to Exodus to meet anticipated future demands.

     Under the Network Services, Marketing and Cooperation Agreement with Asia Global Crossing Ltd., Exodus agreed to purchase from Asia Global Crossing Ltd. at least 60% of its network services requirements in parts of Asia and the Pacific Rim, not including Australia or New Zealand. In addition, Exodus will give Asia Global Crossing Ltd. the opportunity to provide at least 67% of Exodus' network services requirements in that territory and use reasonable efforts consistent with its business objectives to exceed this 67% commitment. Asia Global Crossing Ltd. and its controlled affiliates agreed to make all Asia Global Crossing Ltd. telecommunications services available to Exodus and its controlled affiliates, including the joint venture described below, on an equal access basis. Subject to limited exceptions, for two years following the Merger, Asia Global Crossing Ltd. agreed to use Exodus as its exclusive provider of Web hosting services in the covered territory and Exodus agreed to promote Asia Global Crossing Ltd. as its primary provider of network services for its network operations. The agreement provides that that Asia Global Crossing Ltd. may resell Exodus services and also obligates Asia Global Crossing Ltd. to extend the broadband telecommunications system within each city served by the Asia Global Crossing Ltd. network to provide connectivity between the joint venture Internet Data Centers and the Asia Global Crossing Ltd. network in order to enable Exodus to meet anticipated future demands.

     Joint Venture. In addition to the Network Services, Marketing and Cooperation Agreements, Exodus and Asia Global Crossing Ltd. entered into a joint venture agreement to form a company to be called Exodus Asia-Pacific Ltd. in order to provide complex Web hosting and managed services in Asia. The agreement provides that the shares of Exodus Asia-Pacific Ltd. will be owned 67% by Exodus and 33% by Asia Global Crossing Ltd. with four members of the board of directors to be appointed by Exodus and two of the directors to be appointed by Asia Global Crossing Ltd.

     Under the terms of the agreement, the business of the joint venture will be identical to Exodus' existing Web hosting and managed services business. The territory covered by the joint venture will be limited to parts of Asia and the Pacific Rim, not including Australia and New Zealand, and, subject to limited exceptions, will be the exclusive means for Exodus and Asia Global Crossing Ltd. to conduct such business in the covered territory. Capital contributions will be in cash and in kind. Cash contributions in the aggregate amount of up to $750 million may be required without unanimous shareholder approval during the first three years of operations, including initial contributions of $67 million and $33 million from Exodus and Asia Global Crossing, Ltd, respectively. In addition, Exodus agreed to contribute its interest in Exodus Japan and Asia Global Crossing Ltd. agreed to contribute its interest in GlobalCenter Japan and either its interest in the Web hosting business of Hutchison Global Crossing, a Web hosting joint venture in Hong Kong, or the fair market value equivalent of its interest in the Web hosting assets of Hutchison Global Crossing, up to a maximum of $25 million.

     Stockholder Agreement. Pursuant to the terms of a Stockholder agreement executed in connection with the Merger, Global Crossing has rights to appoint a designee to the Exodus board of directors for as long as Global Crossing owns in the aggregate at least 10% of the outstanding voting stock of Exodus. Any such nominee must be approved by the Exodus board of directors, and the board's approval will not be withheld unless, based on the advice of counsel, its approval would be inconsistent with the fiduciary obligations of the directors. Thomas J. Casey, the Chief Executive Officer of Global Crossing, was appointed to the board of directors of Exodus upon the closing of the Merger. In addition, Global Crossing has agreed that it will vote its shares of Exodus stock either as recommended by the Exodus board or in the same proportion as all votes cast by disinterested stockholders. These voting obligations continue until the earlier of five years after the closing of the Merger, the date Global Crossing owns less than 10% of the voting stock of Exodus, or at such time as there is a change of control of Exodus. During the period that Global Crossing is under obligation to Exodus relating to the voting of its Exodus shares, Global Crossing may not, unless there is a change of control of Exodus, increase its percentage ownership of outstanding Exodus voting stock by more than 1%. For one year after the completion of the Merger, Global Crossing agreed not to transfer its Exodus shares except under limited circumstances, such as transfers among affiliates and limited hedging transactions. And from the first to the fifth anniversaries of the closing of the Merger, Global Crossing agreed not to transfer its Exodus shares except in underwritten offerings or other sales pursuant to its registration rights, pursuant to Rule 144, in private sales or among its affiliates and in limited hedging transactions.

     Registration Rights Agreement. Global Crossing will be entitled to offer for sale the shares of Exodus common stock it acquired in the Merger pursuant to a shelf registration statement that Exodus agreed to file with the Securities and Exchange Commission within four months of the closing of the Merger. Global Crossing may also, upon 30 days advance written notice, require Exodus to conduct an underwritten public offering under the shelf registration statement if the total gross proceeds from the sale of the shares is at least $10 million and the offering includes at least 500,000 shares. Global Crossing may also resell its shares of Exodus common stock under the registration statement without an underwritten offering and may piggyback onto registration statements filed by Exodus for the sale of Exodus shares in an underwritten offering.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

     GlobalCenter Holding Co. - Consolidated Financial Statements
     ------------------------------------------------------------

     The following Financial Statements are filed herewith:

     Report of Independent Public Accountants
     Consolidated Balance Sheets as of December 31, 1998 and December 31, 1999,
          and as of September 30, 2000
     Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 1997 and 1998, for the three months ended December 31, 1999, and for the nine months ended September 30, 1999 and 2000
     Consolidated Statements of Shareholder's Equity
     Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1998, for the three months ended December 31, 1999, and for the nine months ended September 30, 1999 and 2000
     Notes to Consolidated Financial Statements

(b) Pro Forma Financial Information.

     Exodus Unaudited Pro Forma Combined Condensed Financial Statements
     ------------------------------------------------------------------

     The following Financial Statements are filed herewith:

     Unaudited Pro Forma Combined Condensed Balance Sheet dated September 30,
     2000
     Unaudited Pro Forma Combined Condensed Statement of Operations
     Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(c)  Exhibits.

     The following exhibits are filed herewith:

     23.01  Consent of Arthur Andersen LLP, Independent Public Accountants

     99.01  Press release of the Company dated January 10, 2001.

         GLOBALCENTER HOLDING CO. - CONSOLIDATED FINANCIAL STATEMENTS
         ------------------------------------------------------------

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Global Crossing Ltd.:

     We have audited the accompanying consolidated balance sheet of GlobalCenter Holding Co. ("GlobalCenter"), an indirect wholly owned subsidiary of Global Crossing Ltd., as of December 31, 1999 and of GlobalCenter Inc. ("Predecessor") as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, shareholder's equity and cash flows for the periods from October 1, 1999 to December 31, 1999 ("GlobalCenter period") and from January 1, 1999 to September 30, 1999 and for each of the two years ended December 31, 1998 and 1997 ("Predecessor periods"). These financial statements are the responsibility of management of GlobalCenter and Predecessor. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the GlobalCenter consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlobalCenter as of December 31, 1999 and the results of its operations and its cash flows for the GlobalCenter period in conformity with accounting principles generally accepted in the United States. Further, in our opinion, the consolidated financial statements of Predecessor referred to above present fairly, in all material respects, the financial position of Predecessor as of September 30, 1999 and December 31, 1998, and the results of its operations and its cash flows for the Predecessor periods in conformity with accounting principles generally accepted in the United States.


                                       /s/ ARTHUR ANDERSEN LLP

San Jose, California
November 1, 2000

                           GLOBALCENTER HOLDING CO.

                          CONSOLIDATED BALANCE SHEETS
            (Amounts in thousands except share and per share data)

                                                                                  Predecessor           GlobalCenter
                                                                                  -----------    --------------------------
                                                                                         December 31,
                                                                                  ------------------------    September 30,
                                                                                      1998          1999          2000
                                                                                  -----------    ---------    -------------
                                                                                                               (Unaudited)
                                    ASSETS
                                    ------
Current assets:
  Cash............................................................................  $     --   $       --      $   11,210
  Accounts receivable, net of allowance for doubtful accounts of
    $975, $1,379 and $7,149, respectively.........................................     6,492       18,811          57,601
  Equipment held for resale.......................................................       773        6,941           5,287
  Prepaid expenses and other current assets.......................................       300        2,825          11,548
  Deferred tax asset..............................................................     2,393        2,926           4,155
                                                                                    --------   ----------      ----------
     Total current assets.........................................................     9,958       31,503          89,801
                                                                                    --------   ----------      ----------
Property and equipment, net.......................................................    30,372      116,315         358,149
Goodwill and intangibles, net.....................................................     7,470    1,411,130       1,188,320
Investment........................................................................        --           --           3,145
Other assets......................................................................       221          214             250
Net assets of discontinued operations.............................................    28,298        4,416              --
                                                                                    --------   ----------      ----------
     Total assets.................................................................  $ 76,319   $1,563,578      $1,639,665
                                                                                    ========   ==========      ==========

                     LIABILITIES AND SHAREHOLDER'S EQUITY
                     ------------------------------------
Current liabilities:
  Capital lease obligations......................................................   $   404    $     374       $      --
  Accounts payable...............................................................     5,996       28,046          87,082
  Other current liabilities......................................................     5,099        8,514          17,538
                                                                                   --------   ----------      ----------
     Total current liabilities...................................................    11,499       36,934         104,620
                                                                                   --------   ----------      ----------
Capital lease obligations, net of current portion................................       586          194              --
Long-term deferred tax liability.................................................        --       27,611          22,605
Other liabilities................................................................        --          494           2,381
                                                                                   --------   ----------      ----------
     Total liabilities...........................................................    12,085       65,233         129,606
                                                                                   --------   ----------      ----------
Shareholder's equity:
  Common stock, $.01 par value; 300,000,000 shares authorized; 233,500,000
  shares issued and outstanding..................................................     2,335        2,335           2,335
  Other shareholder's equity.....................................................   120,505    1,590,353       1,871,077
  Accumulated net losses.........................................................   (58,606)     (94,343)       (363,353)
                                                                                   --------   ----------      ----------
     Total shareholder's equity..................................................  $ 64,234   $1,498,345      $1,510,059
                                                                                   --------   ----------      ----------
     Total liabilities and shareholder's equity..................................  $ 76,319   $1,563,578      $1,639,665
                                                                                   ========   ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                           GLOBALCENTER HOLDING CO.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           AND COMPREHENSIVE INCOME
                            (Amounts in thousands)

                                                                       Predecessor                       GlobalCenter
                                                           ------------------------------------  -----------------------------
                                                                                   Nine Months    Three Months    Nine Months
                                                                 Year Ended           Ended           Ended          Ended
                                                                December 31,      September 30,   December 31,   September 30,
                                                           --------------------  --------------  -------------  --------------
                                                             1997       1998            1999           1999            2000
                                                             ----       ----            ----           ----            ----
                                                                                                                    (Unaudited)
Revenues:
  Service revenues.......................................  $  6,511   $ 19,600        $ 29,951       $ 17,753       $  97,774
  Equipment revenues.....................................     1,228      3,640          17,228          5,971          38,821
                                                           --------   --------        --------       --------       ---------
     Total revenues......................................     7,739     23,240          47,179         23,724         136,595
Costs and expenses:
  Cost of service revenues...............................     5,257     14,804          36,451         17,328          93,026
  Cost of equipment revenues.............................       995      3,208          15,573          5,365          36,986
  Sales and marketing....................................     1,966      8,948           9,531          6,088          25,213
  General and administrative.............................     2,044      4,694           6,897          3,067          44,294
  Depreciation and amortization..........................       912      4,023           4,242          1,913          16,236
  Amortization of intangibles............................       325      1,294             974         74,270         222,810
  Merger costs...........................................        --      2,060              --             --              --
                                                           --------   --------        --------       --------       ---------
     Total costs and expenses............................    11,499     39,031          73,668        108,031         438,565
                                                           --------   --------        --------       --------       ---------
Operating loss...........................................    (3,760)   (15,791)        (26,489)       (84,307)       (301,970)
Other income (expense), net..............................        45         55             (44)           114            (229)
                                                           --------   --------        --------       --------       ---------
Loss from continuing operations before
 income taxes............................................    (3,715)   (15,736)        (26,533)       (84,193)       (302,199)
Income tax benefit.......................................       941      4,911           9,742          5,038          33,189
                                                           --------   --------        --------       --------       ---------
Loss from continuing operations..........................    (2,774)   (10,825)        (16,791)       (79,155)       (269,010)
Loss from discontinued operations, net of
 income tax benefit of $4,504, $7,146,
 $9,600, $8,599 and $0, respectively.....................
                                                            (10,638)   (13,380)        (16,985)       (15,188)             --
                                                           --------   --------        --------       --------       ---------
Net loss.................................................  $(13,412)  $(24,205)       $(33,776)      $(94,343)      $(269,010)
                                                           --------   --------        --------       --------       ---------
Other comprehensive earnings, net of taxes:
Unrealized holding losses arising during
 period..................................................        --         --              --             --          (4,109)
                                                           --------   --------        --------       --------       ---------
Comprehensive loss.......................................  $(13,412)  $(24,205)       $(33,776)      $(94,343)      $(273,119)
                                                           ========   ========        ========       ========       =========


  The accompanying notes are an integral part of these consolidated financial statements.

                            GLOBALCENTER HOLDING CO.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
            (Amounts in thousands, except share and per share data)

                                             Common Stock              Other Shareholders Equity
                                         --------------------  ------------------------------------------
                                                               Additional                      Other                      Total
                                                                 Paid-In      Deferred     Comprehensive   Accumulated Shareholder's
                                           Shares     Amount     Capital    Compensation       Income       Net Losses    Equity
                                           ------     ------     -------    ------------       ------       ----------    ------
Predecessor
 Balance at January 1, 1997............  178,085,647   $1,781   $   24,608  $         --   $          --     $ (20,989)  $    5,400
  Issuance of common stock.............   33,080,271      331        8,700            --              --            --        9,031
  Net loss.............................           --       --           --            --              --       (13,412)     (13,412)
  Deferred compensation................           --       --        4,727        (2,766)             --            --        1,961
  Acquisition of Voyager...............   22,334,082      223        9,305            --              --            --        9,528
  Capital contributed by Frontier
   Corporation, net....................           --       --        3,086            --              --            --        3,086
                                         -----------   ------   ----------  ------------   -------------     ---------   ----------
 Balance at December 31, 1997..........  233,500,000    2,335       50,426        (2,766)             --       (34,401)      15,594
  Net loss.............................           --       --           --            --              --       (24,205)     (24,205)
  Deferred compensation................           --       --           --           948              --            --          948
  Capital contributed by Frontier
   Corporation, net....................           --       --       71,897            --              --            --       71,897
                                         -----------   ------   ----------  ------------   -------------     ---------   ----------
 Balance at December 31, 1998..........  233,500,000    2,335      122,323        (1,818)             --       (58,606)      64,234
  Net loss.............................           --       --           --            --              --       (33,776)     (33,776)
  Deferred compensation................           --       --           --           711              --            --          711
  Capital contributed by Frontier
   Corporation, net....................           --       --       81,754            --              --            --       81,754
                                         -----------   ------   ----------  ------------   -------------     ---------   ----------
 Balance at September 30, 1999.........  233,500,000   $2,335   $  204,077       $(1,107)  $          --     $ (92,382)  $  112,923
                                         ===========   ======   ==========  ============   =============     =========   ==========
GlobalCenter
  Contribution by Global Crossing Ltd..           --    2,335    1,499,510            --              --            --    1,501,845
  Net loss.............................           --       --           --            --              --       (94,343)     (94,343)
  Capital contributed by Global
   Crossing Ltd., net..................           --       --       90,843            --              --            --       90,843
                                         -----------   ------   ----------  ------------   -------------     ---------   ----------
 Balance at December 31, 1999..........  233,500,000    2,335   $1,590,353  $         --   $          --     $ (94,343)  $1,498,345
  Unrealized loss on available for sale
   securities, net of $2,746 tax
   (unaudited).........................           --       --           --            --          (4,109)           --       (4,109)
  Net loss (unaudited).................           --       --           --            --              --      (269,010)    (269,010)
  Capital contributed by Global
   Crossing Ltd., net (unaudited)......           --       --      284,833            --              --            --      284,833
                                         -----------   ------   ----------  ------------   -------------     ---------   ----------
 Balance September 30, 2000
  (unaudited)..........................  233,500,000   $2,335   $1,875,186  $         --   $      (4,109)    $(363,353)  $1,510,059
                                         ===========   ======   ==========  ============   =============     =========   ==========

 The accompanying notes are an integrated part of these consolidated financial statements

                           GLOBALCENTER HOLDING CO.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)

                                                                            Predecessor                     GlobalCenter
                                                                            -----------
                                                                                      Nine Months    Three Months   Nine Months
                                                                    Year Ended           Ended          Ended          Ended
                                                                   December 31,      September 30,   December 31,  September 30,
                                                                   ------------
                                                                 1997       1998           1999          1999           2000
                                                                 ----       ----           ----          ----           ----
                                                                                                                    (Unaudited)
Operating activities:
 Net loss..................................................   $(13,412)   $(24,205)       $(33,776)   $  (94,343)      $(269,010)
 Adjustments to reconcile net loss to net
 cash used in operating activities:
     Loss from discontinued operations.....................     10,638      13,380          16,985        15,188              --
Depreciation and amortization..............................        912       4,023           4,242         1,913          16,236
Amortization of intangibles................................        325       1,294             974        74,270         222,810
Deferred income taxes......................................       (888)     (2,049)            983        (2,984)         (3,489)
Changes in operating assets and liabilities
  net of the effects of acquisitions
        Accounts receivable, net...........................       (949)     (4,047)        (11,346)         (973)        (38,790)
        Prepaid expenses and other assets..................        (93)        335          (1,602)         (923)         (8,759)
        Equipment held for resale..........................         --        (704)            177        (6,345)          1,654
        Accounts payable and accrued liabilities...........        320       6,221          13,306        (3,974)         15,206
                                                              --------    --------        --------    ----------       ---------
Net cash used in operating activities......................     (3,147)     (5,752)        (10,057)      (18,171)        (64,142)
                                                              --------    --------        --------    ----------       ---------
Investing activities:
 Purchases of property and equipment.......................     (1,853)    (28,978)        (20,871)      (52,771)       (203,329)
 Purchase of available for sale investments................         --          --              --            --         (10,000)
  Cash from acquisition....................................        568          --              --            --              --
                                                              --------    --------        --------    ----------       ---------
 Net cash used in investing activities.....................     (1,285)    (28,978)        (20,871)      (52,771)       (213,329)
                                                              --------    --------        --------    ----------       ---------
Financing activities:
  Payments on capital leases and debt......................        (90)     (2,573)           (339)          (83)           (568)
  Proceeds from issuance of debt...........................      1,937          --              --            --              --
  Capital contributions by Frontier
    Corporation/Global Crossing Ltd., net..................      3,086      71,897          81,754        90,843         284,833
                                                              --------    --------        --------    ----------       ---------
 Net cash provided by financing activities.................      4,933      69,324          81,415        90,760         284,265
                                                              --------    --------        --------    ----------       ---------
Cash provided by (used in) discontinued
 operations................................................     (3,086)    (35,086)        (50,487)      (19,818)          4,416
Net increase (decrease) in cash............................     (2,585)       (492)             --            --          11,210
Cash at beginning of period................................      3,077         492              --            --              --
                                                              --------    --------        --------    ----------       ---------
Cash at end of period......................................   $    492    $     --        $     --    $       --       $  11,210
                                                              ========    ========        ========    ==========       =========
Supplemental schedule on non-cash activities:
  Contribution of GlobalCenter, net........................   $     --    $     --        $     --    $1,451,432       $      --
  Assets acquired under capital leases.....................   $  1,031    $    215        $     --    $       --       $      --

  The accompanying notes are an integral part of these consolidated financial statements.

                           GLOBALCENTER HOLDING CO.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Organization and Operations

     GlobalCenter Holding Co. is an indirect wholly owned subsidiary of Global Crossing Ltd. GlobalCenter Holding Co. owns GlobalCenter Inc. and all of its subsidiaries, including those operating in Australia and the United Kingdom. GlobalCenter is a provider of Internet infrastructure solutions, including computer Web hosting, network connectivity and value added services to enterprises with mission critical Internet operations. GlobalCenter Holding Co. was incorporated in April 2000 and full ownership of GlobalCenter Inc. was transferred at that time from another Global Crossing subsidiary. In accordance with accounting standards applicable to transfers between entities under common control, the transfer was made at book value and the financial statements reflect the transfer as of October 1, 1999.

     GlobalCenter Inc. was acquired by Frontier Corporation ("Frontier") in February 1998. Frontier accounted for its acquisition of GlobalCenter Inc. using the pooling-of-interests method. GlobalCenter Inc. recorded approximately $2 million of transaction costs related to the merger with Frontier in the year ended December 31, 1998. On September 28, 1999, Global Crossing Ltd. acquired Frontier. For financial reporting purposes, the acquisition of Frontier by Global Crossing Ltd. was deemed to have occurred on September 30, 1999. In connection with the Frontier acquisition, the assets and liabilities of GlobalCenter Inc. were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to October 1, 1999, the consolidated assets and liabilities of GlobalCenter Inc. and the related consolidated results of operations and cash flows are referred to below as "Predecessor," and for periods subsequent to September 30, 1999, the consolidated assets and liabilities of GlobalCenter Holding Co. and the related consolidated results of operations and cash flows are referred to as "GlobalCenter." Global Crossing Ltd. and its subsidiaries other than GlobalCenter are referred to as "Global Crossing." GlobalCenter has received assurance from Global Crossing that Global Crossing intends to provide the necessary funding to support continued operations of GlobalCenter through at least January 1, 2001.

     On April 12, 2000, GlobalCenter Inc. entered into an agreement to sell its Internet Service Provider ("ISP") business segment to Global Crossing Internet Dial-Up, Inc., a wholly owned subsidiary of Global Crossing, for book value on the transfer date of March 31, 2000. In connection with this transaction, GlobalCenter's financial statements reflect the financial position and results of operations of the ISP business as discontinued operations for all periods presented through December 31, 1999 (the measurement date). For accounting purposes, the sale was effective March 31, 2000. In connection with the sale of the ISP business, GlobalCenter Inc. agreed to indemnify Global Crossing Internet Dial-Up, Inc. for any claims prior to the sale in an amount not to exceed the purchase price. GlobalCenter management does not believe any amounts to be paid under this indemnity will be material to GlobalCenter's financial statements.

     On September 28, 2000, Global Crossing entered into a merger agreement with Exodus Communications, Inc. ("Exodus"). Under the merger agreement, a wholly owned subsidiary of Exodus will be merged with and into GlobalCenter Holding Co. When the merger is completed, each share of common stock of GlobalCenter Holding Co. will be converted into and exchanged for shares of Exodus common stock. The number of shares of Exodus common stock to be issued at the completion of the merger will be based on an exchange ratio that will depend on a number of different factors. The merger is subject to customary regulatory and Exodus' stockholders' approval.


(2)  Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include GlobalCenter Holding Co. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.


Unaudited Interim Financial Data

     The consolidated financial statements for the nine months ended September 30, 2000 and the related amounts in the Notes to Consolidated Financial Statements are unaudited but, in the opinion of GlobalCenter management, reflect all normal and recurring adjustments necessary for a fair presentation of the results of those periods. Operating results for the nine months ended September 30, 2000 are not necessarily an indication of the results that may be expected for the year ended December 31, 2000.


Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("U.S.") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates made in preparing the consolidated financial statements include depreciation and amortization periods, the allowance for doubtful accounts and income tax valuation allowances. Actual amounts and results could differ from those estimates.

     GlobalCenter's operations and ability to grow may be affected by numerous factors, including changes in customer requirements, new laws, technological advances, entry of new competitors and changes in the willingness of Global Crossing and other potential lenders to finance operations. GlobalCenter cannot predict which, if any, of these or other factors might have a significant impact on GlobalCenter in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on GlobalCenter's operations.

Property and Equipment, Net

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, generally two to five years for network and computer equipment, four years for furniture and fixtures, and seven years for leasehold improvements. Equipment acquired under capital leases is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Property and equipment under construction is capitalized and depreciation commences when the asset is placed in service.


Goodwill and Other Intangibles

     Costs in excess of tangible assets acquired and liabilities assumed are recorded as goodwill and intangibles. Goodwill and intangibles are amortized on a straight-line basis over five to seven years.


Investment

     As of September 30, 2000, GlobalCenter's investment consisted of a single investment in marketable equity securities classified as available for sale. Accordingly, the investment is recorded at its fair value with any unrealized holding gains or losses reported as other comprehensive income. Any decline in value, which is other than a temporary decline, will be charged immediately to earnings in the period in which the impairment occurs. As of September 30, 2000, GlobalCenter's investment had a fair value of $3.1 million, a cost basis of $10 million and an unrealized loss before tax benefit of $6.9 million. As of November 24, 2000, the investment had a fair value of $1.0 million.


Impairment of Long-lived Assets

     GlobalCenter periodically reviews the carrying amounts of property and equipment, intangible assets and goodwill to determine whether current events or changes in circumstances indicate that the carrying amount may not be recoverable. GlobalCenter recognizes an impairment of long-lived assets when the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Fair value is based on the expected future discounted cash flows to be generated from the assets. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

     The estimated fair value of financial instruments has been determined by GlobalCenter using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts GlobalCenter could realize in a current market exchange. The carrying amounts for accounts receivable, construction in progress, investment, accounts payable, accrued liabilities, and capital leases approximate their fair value.


Equipment Held For Resale

     GlobalCenter obtains computers, computer equipment, peripherals and networking equipment from third parties and resells the equipment to its customers. Equipment that has been purchased on behalf of customers but not yet transferred to customers or installed is recorded at the lower of cost or net realizable value as equipment held for resale.


Other Current Liabilities

     Other current liabilities consist of the following:

                                                                    Predecessor        GlobalCenter
                                                                    -----------   ----------------------
                                                                         December 31,        Unaudited
                                                                    --------------------   September 30,
                                                                        1998       1999         2000
                                                                    ------------  ------   -------------
                                                                             (Amounts in thousands)
Accrued professional fees............................................  $1,250      $2,000      $ 2,500
Accrued benefits, compensation and related taxes.....................   1,596       3,627        5,209
Deferred income......................................................      --          --        1,773
Other................................................................   2,253       2,887        8,056
                                                                       ------      ------      -------
  Total other current liabilities....................................  $5,099      $8,514      $17,538
                                                                       ======      ======      =======


Income Taxes

     Beginning with the acquisition by Frontier of GlobalCenter Inc., Predecessor and GlobalCenter are included in the consolidated federal income tax return of Global Crossing North America, Inc. (formerly Frontier Corporation) for federal and state purposes. The income tax provision has been calculated on a pro rata return basis taking account of the increase or decrease in the tax liability of the Global Crossing North America, Inc. consolidated group resulting from the inclusion of Predecessor and GlobalCenter in the Global Crossing North America, Inc. consolidated tax return.

Stock-Based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits the use of either a fair value-based method or the method defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for stock-based compensation arrangements. GlobalCenter accounts for stock option grants in accordance with APB 25 and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options.


Segment Reporting

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for disclosure about operating segments, products, services, geographic areas and major customers. Following the treatment of the ISP business segment as discontinued operations, when applying the management approach defined in SFAS No. 131, GlobalCenter now operates in a single segment, namely the provision of complex Web hosting, Internet protocol network services, content distribution, systems applications and professional services.

Concentration of Credit Risk

     Financial instruments that potentially subject GlobalCenter to concentrations of credit risk consist primarily of trade receivables. The concentration of credit risk is limited due to the large number of customers comprising GlobalCenter's customer base.


Revenue Recognition

     Service revenues consist of fees from customers for complex Web hosting, Internet protocol network services, content distribution, systems applications and professional services. Service revenues are recognized as the monthly service is provided. Service revenues also include fees for equipment installation.

     Equipment revenues consist of revenue derived from the resale of computers, computer peripherals and networking equipment from third parties. Equipment revenues are recognized when equipment is delivered to the customer or, if installation is required, when installation of the equipment is complete.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which is required to be adopted by GlobalCenter in the quarter ending December 31, 2000. SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. GlobalCenter has chosen to adopt SAB No. 101 during the quarter ended June 30, 2000. Based on the guidance provided by SAB No. 101, GlobalCenter has deferred approximately $1.8 million of revenues as of September 30, 2000 for one-time fees related to customer installation and set-up. These revenues will be recognized over the term of the customer contracts, which are generally for a one year term. No cumulative effect has been recorded for the periods prior to implementation as the amounts were not material.


Cost of Service Revenues

     Cost of service revenues is comprised of telecommunications costs for the network provided by Global Crossing and Frontier and costs for connecting to other networks and telecommunications providers. Other expenses in cost of service revenues include salaries, benefits, rents and other expenses for operation of the Internet Data Centers, customer service and network engineering personnel.


Foreign Currency

     As of December 31, 1999, the functional currency of GlobalCenter is the U.S. dollar. The functional currency of GlobalCenter's foreign operations is also the U.S. dollar. Foreign currency transactions are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions. Foreign currency gains (losses) from GlobalCenter's existing operations were not material in any period presented.


Recent Accounting Pronouncements

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133," which deferred SFAS No. 133's effective date to fiscal quarters beginning after June 15, 2000. This statement, as amended by SFAS No. 137 and No. 138, standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. GlobalCenter management expects that the adoption of SFAS No. 133 will not have a material impact on GlobalCenter's financial position, results of operations or cash flows.

Vendor Concentration

     GlobalCenter relies primarily on Global Crossing for network services pursuant to a network services agreement. Global Crossing operates its own global network. If the Global Crossing network experiences disruption or if GlobalCenter's network services agreement with Global Crossing were terminated, GlobalCenter's business, operating results and financial condition could be materially adversely affected.


Basic and Diluted Loss Per Share

     GlobalCenter has applied the provisions of SFAS No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The calculation of diluted earnings is the same as basic net loss per share as the effect of common stock equivalents is antidilutive.

     Basic and diluted loss per share:


                                                                                 Nine Months      Three Months     Nine Months
                                                     Year Ended December 31,        Ended            Ended            Ended
                                                  ----------------------------   September 30,    December 31,    September 30,
                                                      1997            1998            1999            1999             2000
                                                  ------------    ------------    ------------    ------------     ------------
Loss from continuing operations.................  $       0.01    $       0.04    $       0.07    $       0.34     $       1.15
Loss from discontinued operations...............  $       0.06    $       0.06    $       0.08    $       0.06               --
                                                  ------------    ------------    ------------    ------------     ------------
Net loss........................................  $       0.07    $       0.10    $       0.15    $       0.40     $       1.15
                                                  ============    ============    ============    ============     ============
Shares used in computing basic and
 diluted net loss per share......................  198,348,000     233,500,000     233,500,000     233,500,000      233,500,000


(3)  Related Party Transactions

Revenues

     During the nine months ended September 30, 2000, GlobalCenter recognized approximately $2.6 million of revenue for services provided to other Global Crossing subsidiaries. GlobalCenter and Predecessor had no intercompany sales prior to this period.


Cash Management

     Prior to the merger with Frontier, GlobalCenter Inc. maintained its own cash management function. After its merger with Frontier, GlobalCenter Inc. utilized the central cash management systems of Frontier. Since the acquisition of Frontier by Global Crossing, GlobalCenter has utilized the central cash management of Global Crossing. As a subsidiary of Global Crossing, GlobalCenter maintains no cash balances and no cash has been allocated to GlobalCenter in the accompanying consolidated financial statements. Historically, Global Crossing and Frontier have determined the amount of funding provided to GlobalCenter based on actual cash used for capital and operating expenses, net of GlobalCenter cash receipts. Such funding has been recorded as capital contributed by Frontier and Global Crossing in the accompanying consolidated financial statements. Funds required by GlobalCenter are subject to the ongoing approval and budgeting processes of Global Crossing. As of September 30, 2000, subsidiaries of GlobalCenter had cash balances of $11.2 million that were not part of the centralized cash management system of Global Crossing.

Corporate Allocations

     The direct operating expenses of GlobalCenter, such as network costs, are charged directly to GlobalCenter. GlobalCenter is allocated a portion of corporate overhead costs. For the year ended December 31, 1997, GlobalCenter operated on a standalone basis and no corporate allocation costs were recorded in the statement of operations.

     The following table summarizes corporate charges and allocations included in the accompanying consolidated financial statements.

                                                                           Predecessor                    GlobalCenter
                                                                           -----------                    ------------
                                                                                                                   Unaudited
                                                                                   Nine Months    Three Months    Nine Months
                                                                    Year Ended        Ended          Ended           Ended
                                                                   December 31,   September 30,   December 31,   September 30,
                                                                       1998           1999            1999           2000
                                                                       ----           ----            ----           ----
                                                                                     (Amounts in thousands)
     Statement of Operations caption:
        Cost of service revenues................................        $    --         $ 4,722        $ 1,978         $10,711
        General and administrative..............................          1,284           1,740            867           4,794
                                                                        -------         -------        -------         -------
                Total corporate charges and
                  allocations...................................        $ 1,284         $ 6,462        $ 2,845         $15,505
                                                                        =======         =======        =======         =======

     GlobalCenter management believes that the allocation methodologies applied are reasonable. However, it was not practicable to determine whether the allocated amounts represent amounts that would have been incurred on a standalone basis. GlobalCenter management believes that the historical corporate charges and allocations are comparable to the expected future allocations. Explanations of the composition and the method of allocation for the above captions are described below.


Cost of Service Revenues

     Allocated costs within this caption include the costs of the telecommunications network provided by Global Crossing or Frontier to GlobalCenter. These costs were allocated to GlobalCenter based upon circuit usage, rate and capacity information.

General and Administrative

     Allocated costs within this caption include the costs of information systems services, tax return preparation and advisory services, payroll and benefits administration, purchasing and certain other accounting and administrative services. These costs were allocated based upon headcount, square footage and revenue, depending on the type of cost to be allocated.


Tanning Technology Corporation

     The chief executive officer of GlobalCenter was a member of the Board of Directors of Tanning Technology Corporation ("Tanning"). On February 1, 2000, GlobalCenter acquired approximately 229,000 shares of Tanning common stock for an aggregate purchase price of $10 million based on the fair market value of Tanning's common stock on that date. This investment represents approximately 1% of the outstanding shares of Tanning common stock as of October 27, 2000. In addition, GlobalCenter and Tanning entered into a preferred marketing agreement to create, market, sell and deliver combined service offerings to customers and also entered into an additional arrangement where GlobalCenter has agreed to pay $10 million for consulting services to be provided by Tanning over a twelve-month period commencing in February 2000.

(4)  Property and Equipment, Net

     Property and equipment consists of the following:

                                                                                    Predecessor              GlobalCenter
                                                                                   -------------    -----------------------------
                                                                                            December 31,              Unaudited
                                                                                   -----------------------------    September 30,
                                                                                        1998           1999             2000
                                                                                   -------------    ------------    -------------
                                                                                                (Amounts in thousands)
   Network and computer equipment..................................................    $ 13,410       $ 16,200         $ 50,611
   Furniture and fixtures..........................................................         307          2,143            8,110
   Leasehold improvements..........................................................       2,179         20,759           94,142
                                                                                       --------       --------         --------
                                                                                         15,896         39,102          152,863
   Accumulated depreciation and amortization.......................................      (5,096)        (1,913)         (18,149)
                                                                                       --------       --------         --------
                                                                                         10,800         37,189          134,714
   Construction in progress........................................................      19,572         79,126          223,435
                                                                                       --------       --------         --------
   Total property and equipment, net...............................................    $ 30,372       $116,315         $358,149
                                                                                       ========       ========         ========

     Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $1.5 million. Accumulated amortization on the leased assets was approximately $0.8 million, $1.3 million and $1.5 million at December 31, 1998 and 1999, and September 30, 2000, respectively. Interest paid on capital lease obligations is not material to the consolidated financial statements for all periods presented.

(5)  Goodwill and Intangibles, Net

     In connection with the acquisition of Frontier by Global Crossing, approximately $1.5 billion of the purchase price was determined to be the fair value of net assets, goodwill and intangibles related to GlobalCenter. Approximately $43.9 million was the fair value of the tangible net assets acquired and liabilities assumed of GlobalCenter at the acquisition date. The remaining purchase price was assigned to goodwill and intangibles and a related deferred tax liability. The amounts and estimated lives of the goodwill and intangibles are as follows:


                                                                                                                        Unaudited
                                                                                       Estimated      December 31,    September 30,
                                                                                         Life             1999            2000
                                                                                         ----             ----            ----
                                                                                                  (Amounts in thousands)
   Customer lists...................................................................    5 years        $   78,000      $   78,000
   Goodwill.........................................................................    5 years         1,407,400       1,407,400
                                                                                                       ----------      ----------
                                                                                                        1,485,400       1,485,400
   Less: Accumulated amortization...................................................                      (74,270)       (297,080)
                                                                                                       ----------      ----------
   Goodwill and intangibles, net....................................................                   $1,411,130      $1,188,320
                                                                                                       ==========      ==========

     In October 1997, GlobalCenter Inc. acquired Voyager Networks, Inc. ("Voyager") in a business combination accounted for as a purchase. After allocation of the purchase price to the tangible and specifically identifiable intangible assets acquired and liabilities assumed, the excess purchase price of approximately $9.1 million was allocated to goodwill. The Voyager goodwill was amortized using the straight-line method over seven years until the acquisition of Frontier by Global Crossing. As of December 31, 1998, the accumulated amortization related to the Voyager goodwill was approximately $1.6 million. Pro forma combined revenues and net loss from continuing operations before benefit for income taxes for the year ended December 31, 1997, assuming Voyager was acquired on January 1, 1997, was $10.5 million and $4.2 million, respectively.


(6)  Income Taxes

     The following table shows the principal reasons for the difference between the effective income tax rate and the U.S federal statutory income tax rate:

                                                                                      Predecessor                     GlobalCenter
                                                                                      -----------                     ------------
                                                                                                     Nine Months      Three Months
                                                                              Year Ended                Ended            Ended
                                                                             December 31,           September 30,     December 31,
                                                                             ------------
                                                                         1997            1998           1999             1999
                                                                         ----            ----           ----             ----
                                                                                        (Amounts in thousands)
  Federal income tax at statutory rate (35%).......................    $ (1,300)       $ (5,508)      $ (9,286)        $(29,468)
  State and local income taxes, net of federal effect..............        (118)            125           (449)            (212)
  Amortization of goodwill.........................................         114             453            341           24,630
  Change in valuation allowance and other
    estimates......................................................         361              --           (361)              --
  Other differences................................................           2              19             13               12
                                                                       --------        --------       --------        ---------
  Benefit for income taxes.........................................    $   (941)       $ (4,911)      $ (9,742)        $ (5,038)
                                                                       ========        ========       ========        =========

The benefit for income taxes consists of the following:

                                                                                Predecessor                        GlobalCenter
                                                                                -----------                        -------------
                                                                                              Nine Months          Three Months
                                                                         Year Ended              Ended                 Ended
                                                                        December 31,         September 30,         December 31,
                                                                        ------------
                                                                      1997         1998          1999                  1999
                                                                      ----         ----          ----                  ----
                                                                                 (Amounts in thousands)
  Benefit for income taxes from continuing operations
  Current:
     Federal....................................................      $  --      $(3,307)       $(10,126)             $(1,979)
     State and local............................................         --           --            (514)                (133)
                                                                      -----      -------        --------              -------
        Subtotal................................................         --       (3,307)        (10,640)              (2,112)
  Deferred:
     Federal....................................................       (760)      (1,797)          1,074               (2,733)
     State and local............................................       (181)         193            (176)                (193)
                                                                      -----      -------        --------              -------
        Subtotal................................................       (941)      (1,604)            898               (2,926)
                                                                      -----      -------        --------              -------
  Benefit for income taxes from continuing
    operations..................................................      $(941)     $(4,911)       $ (9,742)             $(5,038)
                                                                      =====      =======        ========              =======

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

     The following is a summary of the significant items giving rise to components of GlobalCenter's deferred tax assets and liabilities:

                                                                               Predecessor          GlobalCenter
                                                                               -----------    --------------------------
                                                                                       December 31,         Unaudited
                                                                               -------------------------   September 30,
                                                                                   1998          1999          2000
                                                                               -----------    ----------   -------------
                                                                                         (Amounts in thousands)
Long-term deferred income tax assets (liabilities)
  Intangibles.................................................................    $   --        $(27,825)    $(23,547)
  Property and equipment......................................................       221             214         (558)
  Net operating losses from continuing operations.............................       515           1,412        2,912
                                                                                  ------        --------     --------
                                                                                     736         (26,199)     (21,193)
Less: Valuation allowance.....................................................      (515)         (1,412)      (1,412)
                                                                                  ------        --------     --------
     Net long-term deferred income tax assets (liabilities)...................    $  221        $(27,611)    $(22,605)
                                                                                  ======        ========     ========
Current deferred income tax assets
  Accrued benefits and compensation...........................................    $  688        $    168     $    168
  Reserves and allowances.....................................................     1,594           1,681        3,505
  Other.......................................................................       111           1,077          482
                                                                                  ------        --------     --------
     Total current deferred income tax assets.................................    $2,393        $  2,926     $  4,155
                                                                                  ======        ========     ========

     GlobalCenter established a valuation allowance of approximately $1.4 million as of December 31, 1999 against net operating losses. The valuation allowance relates to the uncertainty of realizing the full benefit of the net operating loss carryforwards. In evaluating the amount of valuation allowance needed, GlobalCenter considers the prior operating results and future plans and expectations. The utilization period of the net operating loss carryforwards and the turnaround period of other temporary differences are also considered. The GlobalCenter's net operating losses begin to expire in 2001. The realization of the current net deferred income tax asset is dependent on the consolidated group, of which GlobalCenter and Predecessor are a component, generating taxable income. Although realization is not assured, management believes it is more likely than not that the deferred income tax asset at December 31, 1999 will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of taxable income in future years are reduced.

(7) Commitments and Contingencies

Lease Commitments

     GlobalCenter has entered into various lease agreements for office space and Internet Data Center facilities. Rent expense was $9.9 million, $2.3 million, $3.7 million, $1.3 million and $1.0 million for the nine months ended September 30, 2000, three months ended December 31, 1999, nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively. GlobalCenter leases certain electronic and computer equipment under capital lease arrangements.

     A summary of future minimum lease payments under capital and noncancelable operating lease agreements as of December 31, 1999 are as follows:

                                                                                                      Capital      Operating
                                                                                                      Leases         Leases
                                                                                                   -------------  ------------
                                                                                                           (Amounts in
                                                                                                           thousands)
     Years ending December 31,
        2000.....................................................................................         $ 423       $ 12,509
        2001.....................................................................................           211         12,133
        2002.....................................................................................            --         12,026
        2003.....................................................................................            --         12,361
        2004.....................................................................................            --         12,843
        Thereafter...............................................................................            --         84,354
                                                                                                          -----       --------
                                                                                                            634       $146,226
                                                                                                                      ========
     Less: Amount representing interest..........................................................           (66)
                                                                                                          -----
     Present value of lease payments.............................................................           568
     Current portion of capital leases...........................................................          (374)
                                                                                                          -----
     Noncurrent portion of capital leases........................................................         $ 194
                                                                                                          =====

     It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties. Accordingly, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

     Subsequent to December 31, 1999, GlobalCenter entered into a number of additional operating lease commitments to secure future data center locations. The aggregate additional commitments as of September 30, 2000 were approximately $210 million.


Other

     Management believes that there are no pending or threatened legal proceedings that would have a material adverse effect on GlobalCenter.

(8) Shareholder's Equity

     On September 28, 2000, the shareholders of GlobalCenter Holding Co. and GlobalCenter Inc. approved an increase in the total number of shares of common stock with par value of $0.01 to 300 million. On September 28, 2000, the GlobalCenter Holding Co. and GlobalCenter Inc. Boards of Directors approved a stock split, in the form of a stock dividend, of 2,335,000 to 1. The stock dividend will be effected prior to the completion of the acquisition of GlobalCenter by Exodus. Accordingly, all outstanding shares have been retroactively adjusted to reflect the effect of the stock dividend.


Management Stock Plan

     The Board of Directors and the shareholder of GlobalCenter Inc. adopted the GlobalCenter Management Stock Plan ("Management Stock Plan") in January 2000. The Management Stock Plan was approved by the compensation committee of the Global Crossing Ltd. Board of Directors on March 2, 2000 and by the Global Crossing Ltd. Board of Directors on April 12, 2000. The Management Stock Plan provides for grants of stock options to purchase shares of GlobalCenter Inc. stock and grants restricted shares of GlobalCenter Inc. stock. Options granted under the Management Stock Plan may be incentive stock options or non-statutory stock options. The options expire ten years from the date of the grant and vest over a three-year period. The total number of shares of such GlobalCenter Inc. stock available for grant under the Management Stock Plan is approximately 27.5 million.

     The Management Stock Plan imposes individual limits on the amount of awards that a participant can receive in any fiscal year. The Management Stock Plan is administered by the compensation committee of the Global Crossing Ltd. Board of Directors. The exercise price per share for a Management Stock Plan option will typically be the fair market value of GlobalCenter Inc. stock on the date of grant. As of December 31, 1999, stock options to purchase 12.8 million shares of GlobalCenter Inc. stock had been approved for grant under the Management Stock Plan. The weighted average exercise price is $110 million. As of December 31, 1999, no shares of restricted stock have been awarded under the Management Stock Plan.

     As of September 30, 2000, stock options to purchase approximately 22.3 million shares of GlobalCenter Inc. common stock had been approved for grant under the Management Stock Plan. The aggregate exercise price of such options is approximately $191 million. Management believes the options were all granted at the fair market value on date of grant.


Global Crossing Ltd. Stock Option Plans

     Employees of GlobalCenter participate in the stock option plans of Global Crossing Ltd. Global Crossing Ltd. maintains a stock option plan under which options to acquire shares may be granted to directors, officers, employees and consultants. Global Crossing Ltd. accounts for this plan under APB 25, under which compensation cost is recognized only to the extent that the market price at that date of grant exceeds the exercise price. Terms and conditions of Global Crossing Ltd. options, including exercise price and the period in which options are exercisable, generally are at the discretion of the compensation committee of the Global Crossing Ltd. Board of Directors, however, no options are exercisable more than ten years after the date of grant. Certain employees of GlobalCenter own stock options to acquire Global Crossing Ltd stock.

  Prior to its merger with Global Crossing, Frontier maintained stock option plans for its directors, executives, and certain employees. The exercise price for options under all Frontier plans was the fair market value of the stock on the date of grant. The stock options expire ten years from the date of the grant and vest over a period from one to three years. The Frontier plans provided for discretionary grants of stock options which were subject to the passage of time and continued employment restrictions. In connection with the Frontier merger, Global Crossing exchanged all of the outstanding Frontier stock options for Global Crossing Ltd. stock options which vested immediately at the date of the Frontier merger.

  As of December 31, 1999, 2.4 million stock options held by GlobalCenter employees under the Global Crossing Ltd.'s stock option plans are exercisable. During 1997, GlobalCenter Inc. deferred compensation of $4.7 million which relates to the difference between the exercise price of the options and the fair market value at the time of issuance. Related compensation expense of $2 million, $0.9 million, and $0.7 million was recognized in 1997, 1998 and the nine month period ended September 30, 1999, respectively.

  The following table summarizes the stock option activity of GlobalCenter employees who hold options under Frontier and Global Crossing stock option plans:

                                                                                        Number of    Weighted Average
                                                                                         Shares      Exercise Price
                                                                                        ---------    ----------------
Predecessor
  Outstanding Frontier Corporation options at January 1, 1997.....................        156,924            $ 1.02
     Granted......................................................................      1,155,129              5.47
     Exercised....................................................................         30,616              1.00
     Canceled.....................................................................        157,718              2.17
                                                                                        ---------            ------
  Outstanding Frontier Corporation options at December 31, 1997...................      1,123,719              5.44
     Granted......................................................................        910,120             27.90
     Exercised....................................................................        305,570              1.98
     Canceled.....................................................................        661,427             18.15
                                                                                        ---------            ------
  Outstanding Frontier Corporation options at December 31, 1998...................      1,066,842             17.71
     Granted......................................................................      1,528,549             46.43
     Exercised....................................................................        527,505             19.22
     Canceled.....................................................................        118,577             30.52
                                                                                        ---------            ------
  Outstanding Frontier Corporation options at September 30, 1999..................      1,949,309            $39.04
                                                                                        =========            ======
  GlobalCenter
  Outstanding Global Crossing Ltd. options at October 1, 1999.....................      1,949,309            $19.04
     Granted......................................................................      2,131,175             45.00
     Exercised....................................................................      1,211,355             12.43
     Canceled.....................................................................        343,285             26.25
                                                                                        ---------            ------
  Outstanding Global Crossing Ltd. options at December 31, 1999...................      2,525,844             22.10
     Granted (unaudited)..........................................................      3,949,756             30.63
     Exercised (unaudited)........................................................        791,626             15.38
     Canceled (unaudited).........................................................      1,301,414             31.10
                                                                                        ---------            ------
  Outstanding Global Crossing Ltd. options at September 30, 2000
    (unaudited)...................................................................      4,382,560            $28.33
                                                                                        =========            ======

As permitted by SFAS No. 123, the employee stock options are being accounted for under APB 25 and compensation expense is recognized over the vesting period to the extent that the fair value of the stock on the date the options were granted exceeded the exercise price. Had compensation cost for the stock-based compensation plans been determined consistent with the SFAS No. 123 fair value approach, the impact on Predecessor and GlobalCenter's loss applicable to common shareholders using the Black-Scholes option valuation model, would be as follows:

                                                Predecessor                    GlobalCenter
                                                -----------                    ------------
                                                                                         Unaudited
                                                          Nine Months   Three Months    Nine Months
                                         Year Ended          Ended         Ended           Ended
                                        December 31,     September 30,  December 31,   September 30,
                                     -----------------
                                       1997     1998         1999          1999           2000
                                     -------   -------      -------       -------       --------
Pro forma net loss.................  $13,633   $26,147      $42,289       $94,452       $269,060


The following table summarizes the significant assumptions used in developing the pro forma information:


                                                                           Predecessor                      GlobalCenter
                                                                           -----------                      ------------
                                                                                                                     Unaudited
                                                                                     Nine Months    Three Months    Nine Months
                                                                    Year Ended          Ended           Ended          Ended
                                                                   December 31,     September 30,   December 31,   September 30,
                                                                ------------------
                                                                   1997      1998        1999           1999            2000
                                                                   ----      ----        ----           ----            ----
  Risk free interest rate.....................................      6.2%      5.5%        6.6%           6.6%            6.0%
  Volatility factor...........................................     33.2%     42.0%       40.0%          40.0%           40.0%
  Dividend yield..............................................       --        --          --             --              --
  Weighted average life.......................................  4 years   2 years      1 year        3 years         3 years

     The weighted average fair value of the options granted during the years ended December 31, 1997 and 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999 and the nine-month period ended September 30, 2000 is $1.44, $7.72, $4.96, $15.55 and $10.38,
respectively.


(9)  Discontinued Operations

     As of December 31, 1999, GlobalCenter decided to discontinue its ISP business segment. GlobalCenter Inc. entered into an agreement to sell the business segment to Global Crossing Internet Dial-Up, Inc., a wholly owned subsidiary of Global Crossing Ltd., for book value on the date of transfer. In connection with this transaction, GlobalCenter's financial statements reflect the financial position and results of operations of the ISP business as discontinued operations for all periods presented. For accounting purposes, the sale was effective March 31, 2000. In connection with the sale of the ISP business, GlobalCenter agreed to indemnify Global Crossing Internet Dial-Up, Inc. for any claims prior to the sale in an amount not to exceed the purchase price. Included in the liabilities from discontinued operations in the table below is an accrual for losses between the measurement date of December 31, 1999 and the disposal date of March 31, 2000 of $6.4 million, net of a $3.6 million tax benefit. Summary financial information of the ISP business segment is as follows:

                                                                                           Predecessor   GlobalCenter
                                                                                           -----------   ------------
                                                                                               As of December 31,
                                                                                               -----------------
                                                                                              1998            1999
                                                                                              ----            ----
                                                                                              (Amounts in thousands)
  Balance Sheet Data:
     Assets...............................................................................  $36,038          $17,546
     Liabilities..........................................................................    7,740           13,130
                                                                                            -------          -------
     Net assets of discounted operations..................................................  $28,298          $ 4,416
                                                                                            =======          =======

                                                                                           Predecessor               GlobalCenter
                                                                                           -----------               -------------
                                                                                                      Nine Months    Three Months
                                                                                    Year Ended           Ended           Ended
                                                                                   December 31,      September 30,   December 31,
                                                                                   ------------
                                                                                 1997       1998          1999           1999
                                                                                 ----       ----          ----           ----
  Statement of Operations Data:
     Revenue.................................................................  $ 16,786   $ 20,183        $ 15,949       $  4,186
     Expenses................................................................   (31,423)   (40,709)        (42,534)       (17,910)
                                                                               --------   --------        --------       --------
     Operating loss..........................................................   (14,637)   (20,526)        (26,585)       (13,724)
     Other expenses..........................................................      (505)        --              --             --
     Accrued losses from measurement date....................................        --         --              --        (10,063)
                                                                               --------   --------        --------       --------
     Income tax benefit......................................................     4,504      7,146           9,600          8,599
     Loss from discontinued operations.......................................  $(10,638)  $(13,380)       $(16,985)      $(15,188)
                                                                               ========   ========        ========       ========

(10) Subsequent Events (Unaudited)

Merger Agreement with Exodus

  On September 28, 2000, Global Crossing entered into an agreement with Exodus to merge GlobalCenter Holding Co. with a wholly owned subsidiary of Exodus. The merger was completed on January 10, 2001. Each share of common stock of GlobalCenter Holding Co. was converted into and exchanged for shares of Exodus common stock. The number of shares of Exodus common stock issued at the completion of the merger was approximately 108 million shares.

  At the time of the signing of the merger agreement, Exodus signed a Networking Services, Marketing and Cooperation Agreement with Global Crossing and a similar agreement with Asia Global Crossing, Ltd. ("AGC"). AGC is a publicly traded company with Global Crossing, Softbank Corp. and Microsoft Corporation as principal shareholders. These agreements commit Exodus to obtain at least 50% of its network needs for all areas of the world other than Asia and the Pacific Rim from Global Crossing and at least 60% of its network needs in Asia and the Pacific Rim, other than Australia and New Zealand, from AGC.


GlobalCenter Asia Joint Venture

  In May 2000, GlobalCenter Inc. entered into a Master Joint Venture Agreement with AGC. The purpose of the joint venture will be to exploit the GlobalCenter business in Asia.

  Exodus has agreed to form a joint venture with AGC to provide complex Web hosting and managed services in Asia. Exodus will own 67% of the joint venture and AGC will own 33%. Exodus and AGC will contribute all Asia region Web hosting assets to the joint venture. AGC will be the primary network provider for the joint venture in Asia, and Exodus will manage and operate the joint venture.

EXODUS UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
------------------------------------------------------------------

  The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus, Cohesive and GlobalCenter Holding Co. been combined companies during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes of Exodus and the historical consolidated financial statements and related notes of Cohesive, which are contained in the Prospectus filed by Exodus with the Securities and Exchange Commission on February 14, 2000 (File No. 333-95937) (the "Prospectus"), and the historical consolidated financial statements and related notes of GlobalCenter Holding Co. which are included elsewhere in the Prospectus.

  On July 27, 1999, Exodus completed its acquisition of Cohesive in a transaction accounted for as a purchase. Exodus issued as consideration for Cohesive 3,201,592 shares of Exodus common stock, options to purchase a total of 817,424 shares of Exodus common stock, and $46,530,000 in cash for a total purchase price of $111,440,000. The pro forma adjustments related to the Cohesive acquisition that are reflected in the accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 are based on the actual value of the tangible and intangible assets acquired by Exodus as well as management's estimates of the useful lives of those acquired assets.

  In February 1998, GlobalCenter Inc. completed a merger with Frontier Corporation in a transaction accounted for as a pooling of interests. On September 28, 1999, Global Crossing Ltd. acquired Frontier Corporation in a merger transaction accounted for as a purchase. For financial reporting purposes, the acquisition of Frontier Corporation by Global Crossing Ltd. was deemed to have occurred on September 30, 1999. The historical consolidated statement of operations of GlobalCenter Holding Co. for the nine months ended September 30, 1999 is included under the heading "Predecessor" in the accompanying pro forma statement of operations for the year ended December 31, 1999. The consolidated statements of operations of GlobalCenter Holding Co. for the three months ended December 1999 and for the nine months ended September 30, 2000 are included under the heading "GlobalCenter."

  In September 2000, Exodus entered into an agreement to acquire GlobalCenter Holding Co. in a transaction to be accounted for as a purchase. The transaction was completed on January 10, 2001. Based on the average closing price of Exodus common stock during the three trading days ended December 5, 2000, the GlobalCenter Holding Co. purchase price was estimated to be approximately $3.111 billion consisting of Exodus common stock valued at approximately $2.777 billion, Exodus stock options valued at approximately $298 million, and merger related expenses estimated at approximately $36 million.

  In connection with the acquisition of GlobalCenter Holding Co., Exodus expects to record an accrual in the first quarter of 2001 for certain restructuring activities related to the integration of the two companies, the amount of which is currently not estimable.

  The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 gives effect to the merger between a wholly owned subsidiary of Exodus and Cohesive and to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if both mergers had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 combines Exodus' audited historical consolidated statement of operations for the year ended December 31, 1999, Cohesive's unaudited historical statement of operations for the period from January 1, 1999 through July 27, 1999, Predecessor's audited historical consolidated statement of operations for the period from January 1, 1999 to September 30, 1999, and GlobalCenter Holding Co.'s audited historical consolidated statement of operations for the period from October 1, 1999 to December 31, 1999.

  The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2000 gives effect to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if it had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2000 combines Exodus' unaudited historical consolidated statement of operations for the nine months ended September 30, 2000 and GlobalCenter Holding Co.'s unaudited historical consolidated statement of operations for the nine months ended September 30, 2000.

  The unaudited pro forma combined condensed balance sheet gives effect to the GlobalCenter Holding Co. acquisition as if it had taken place on September 30, 2000 and combines Exodus' unaudited historical consolidated balance sheet as of September 30, 2000 and GlobalCenter Holding Co.'s unaudited historical consolidated balance sheet as of September 30, 2000. The acquisition of Cohesive has already been reflected in Exodus' unaudited consolidated balance sheet as of September 30, 2000.

  The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the related notes and include assumptions relating to the allocation of consideration paid for the assets and liabilities of GlobalCenter Holding Co. based on preliminary estimates of their respective fair values. The purchase price reflected in the unaudited pro forma combined condensed financial statements is based on the average closing price of Exodus common stock during the three trading days ended December 5, 2000. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma combined condensed financial statements have been made based on the terms and structure of the GlobalCenter Holding Co. acquisition.

             Unaudited Pro Forma Combined Condensed Balance Sheet
                              September 30, 2000
                                (in thousands)

                                                                             Historical                      Pro Forma
                                                                             ----------                      ---------
                                                                       Exodus     Global Center      Adjustments       Combined
                                                                       ------     -------------      -----------       --------
Assets
Current assets:
  Cash and cash equivalents....................................      $1,246,550      $   11,210   $       --          $1,257,760
  Accounts receivable, net.....................................         134,417          57,601           --             192,018
  Prepaid expenses and other current assets....................          38,219          16,835           --              55,054
  Deferred tax asset...........................................              --           4,155       (4,155)(a)              --
                                                                     ----------      ----------   ----------          ----------

     Total current assets......................................       1,419,186          89,801       (4,155)          1,504,832
Property and equipment, net....................................       1,262,446         358,149           --           1,620,595
Restricted cash equivalents....................................          73,051              --           --              73,051
Goodwill and other intangible assets...........................         191,003       1,188,320    1,649,491(a)(b)(c)  3,028,814
Other assets...................................................         709,666           3,395           --             713,061
                                                                     ----------      ----------   ----------          ----------
                                                                     $3,655,352      $1,639,665   $1,645,336          $6,940,353
                                                                     ==========      ==========   ==========          ==========

Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of equipment loans and line
    of credit facilities.......................................      $    7,149      $       --   $       --          $    7,149
  Current portion of capital lease
    obligations................................................          38,183              --           --              38,183
  Accounts payable.............................................         324,929          87,082           --             412,011
  Accrued expenses.............................................          82,063          17,538           --              99,601
  Accrued interest payable.....................................          65,056              --           --              65,056
  Accrued liability, acquisition costs.........................              --              --       36,000 (b)          36,000
                                                                     ----------      ----------   ----------          ----------
     Total current liabilities.................................         517,380         104,620       36,000             658,000
Equipment loans and line of credit facilities, less
 current portion...............................................          11,834              --           --              11,834
Capital lease obligations, less current portion................          52,339              --           --              52,339
Convertible subordinated notes.................................         562,494              --           --             562,494
Senior notes...................................................       1,936,062              --           --           1,936,062
Long-term deferred tax liabilities.............................              --          22,605       44,395 (a)(c)       67,000
Other non-current liabilities..................................           7,599           2,381           --               9,980
                                                                     ----------      ----------   ----------          ----------
     Total liabilities.........................................       3,087,708         129,606       80,395           3,297,709
Stockholders' equity:
  Common stock.................................................             424           2,335       (2,228)(b)             531
  Additional paid-in capital...................................         915,227       1,871,077    1,203,816 (b)       3,990,120
  Deferred stock compensation..................................          (1,261)             --           --              (1,261)
  Accumulated deficit..........................................        (407,342)       (363,353)     363,353 (a)        (407,342)
  Accumulated other comprehensive
    income.....................................................          60,596              --           --              60,596
                                                                     ----------      ----------   ----------          ----------
     Total stockholders' equity................................         567,644       1,510,059    1,564,941           3,642,644
                                                                     ----------      ----------   ----------          ----------
                                                                     $3,655,352      $1,639,665   $1,645,336          $6,940,353
                                                                     ==========      ==========   ==========          ==========

        Unaudited Pro Forma Combined Condensed Statements of Operations
                     (in thousands, except per share data)

                                                                                   Nine Months Ended September 30, 2000
                                                                                   ------------------------------------
                                                                                   Historical                           Pro Forma
                                                                                   ----------
                                                                             Exodus     GlobalCenter   Adjustments       Combined
                                                                             ------     ------------   -----------       --------
Revenue...............................................................       $ 543,331      $ 136,595   $        --     $  679,926
Costs and expenses:
  Cost of revenues....................................................         378,101        141,377 (j)    (1,631) (i)   517,847
  Marketing and sales.................................................         123,315         25,213            --        148,528
  General and administrative..........................................          97,498         49,165 (j)      (699) (i)   145,964
  Product development.................................................          10,573             --            --         10,573
  Amortization of goodwill and other intangible assets................          25,412        222,810       127,527  (b)    375,749
                                                                             ---------      ---------   -----------     ----------
  Total costs and expenses............................................         634,899        438,565       125,197      1,198,661
  Operating loss......................................................         (91,568)      (301,970)     (125,197)      (518,735)
Other income (expense), net...........................................                           (229)           --           (229)
Interest income (expense), net........................................         (87,558)            --            --        (87,558)
                                                                             ---------      ---------     ---------     ----------
Loss from continuing operations before taxes..........................        (179,126)      (302,199)     (125,197)      (606,522)
Income tax benefit....................................................              --         33,189       (33,189  (e)        --
                                                                             ---------      ---------   -----------     ----------
Loss from continuing operations.......................................       $(179,126)     $(269,010)    $(158,386)    $ (606,522)
                                                                             =========      =========     =========     ==========
Basic and diluted loss per share from continuing operations...........       $   (0.45)                                 $    (1.20)
Shares used to compute basic and diluted loss per share from
continuing operations.................................................         398,512                      108,181 (f)    506,693

                                                                                Year Ended December 31, 1999
                                                                                ----------------------------
                                                                                          Historical
                                                                                          ---------
                                                                                Predecessor   GlobalCenter
                                                                                -----------   ------------
                                                                     Pro Forma   Nine Months  Three Months                Pro Forma
                                      Historical                      Exodus/      Ended          Ended                     Exodus/
                                      ----------                     Cohesive   September 30  December 31,              GlobalCenter
                                 Exodus     Cohesive    Adjustments  Combined       1999          1999     Adjustments    Combined
                                 ------     --------    -----------  --------       ----          ----     -----------    --------
Revenue.......................  $ 242,140   $ 29,191  $        --    $ 271,331    $ 47,179    $ 23,724     $      --        342,234

Costs and expenses:
  Cost of revenues............    197,231     20,896           --      218,127      54,993      24,032 (j)      (666)(i)    296,486
  Marketing and sales.........     75,809      3,594           --       79,403       9,531       6,088            --         95,022
  General and
   administrative.............     42,951      5,223           --       48,174       8,170       3,641 (j)      (285)(i)     59,700
  Product development.........      8,869         --           --        8,869                                    --          8,869
  Amortization of goodwill
   and other intangible
   assets.....................      9,438      4,994        3,492 (d)   17,924         974      74,270       391,872 (d)    485,040
  Merger costs................      5,058         --           --        5,058          --          --            --          5,058
                                ---------    -------      -------    ---------    --------    --------     ---------      ---------
  Total costs and
   expenses...................    339,356     34,707        3,492      377,555      73,668     108,031       390,921        950,175
  Operating loss..............    (97,216)    (5,516)      (3,492)    (106,224)    (26,489)    (84,307)     (390,921)      (607,941)
                                ---------    -------      -------    ---------    --------    --------     ---------      ---------
Interest and other income
 (expense), net...............    (33,107)      (565)      (1,464)(g)  (35,136)        (44)        114            --        (35,066)
                                ---------    -------      -------    ---------    --------    --------     ---------      ---------
  Loss from continuing
   operations before
   taxes......................   (130,323)    (6,081)      (4,956)    (141,360)    (26,533)    (84,193)     (390,921)      (643,007)
Income tax benefit............         --        450         (450)(e)       --       9,742       5,038       (14,780)(e)
  Loss from continuing
   operations.................   (130,323)    (5,631)      (5,406)    (141,360)    (16,791)    (79,155)     (405,701)      (643,007)
Cumulative dividends and
 accretion on redeemable
 preferred stock..............         --       (738)         738 (h)       --          --          --            --             --
                                ---------    -------      -------    ---------    --------    --------     ---------      ---------
Loss from continuing
 operations attributable to
 common stockholders..........  $(130,323)  $ (6,369)     $(4,668)   $(141,360)   $(16,791)   $(79,155)    $(405,701)     $(643,007)
                                =========   ========      =======    =========    ========    ========     =========      =========
Basic and diluted loss per
 share from continuing
 operations...................  $   (0.39)                                                                                $   (1.44)
Shares used to compute basic
 and diluted loss per share
 from continuing
 operations...................    335,848                   1,600 (f)                                        108,181 (f)    445,629

     Notes To Unaudited Pro Forma Combined Condensed Financial Statements

     On September 28, 2000, Exodus entered into a merger agreement under which all outstanding capital stock of GlobalCenter Holding Co. was exchanged for Exodus common stock. Based on the average closing price of Exodus common stock during the three trading days ended December 5, 2000, Exodus common stock issued in the merger was valued for purposes of the unaudited pro forma combined condensed financial statements at approximately $2.777 billion. The merger was completed on January 10, 2001. In addition, Exodus assumed all of the options outstanding to purchase shares of common stock of GlobalCenter Inc., including the Global Crossing Ltd. options that were deemed to be equivalent to GlobalCenter Inc. options, and issued new options to purchase Exodus common stock for the Global Crossing Ltd. options that were cancelled as a result of the merger.

     Under purchase accounting, the total purchase price will be allocated to GlobalCenter Holding Co.'s tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The total purchase price reflected below is based on the average closing price of Exodus common stock during the three trading days ended December 5, 2000 (in thousands):

Fair value of Exodus common stock to be issued......................     $2,777,000
Fair value of GlobalCenter options to be assumed....................        280,000
Fair value of Exodus options to be issued...........................         18,000
Estimated transaction costs.........................................         36,000
                                                                         ----------
Total purchase price................................................     $3,111,000
                                                                         ==========

                                                                                        Life (yrs)
                                                                                        ---------
Net tangible assets acquired (primarily fixed assets)...............     $  340,000        2-10
Deferred tax liability..............................................        (67,000)
Developed technology................................................        255,000           3
Customer lists......................................................        230,000           5
Goodwill............................................................      2,353,000           7
                                                                         ----------
Net assets acquired.................................................     $3,111,000
                                                                         ==========

     Exodus intends to consider the fair value of the network services agreements in the final purchase price allocation. Exodus is currently engaged in determining the value of the network services agreements and the unaudited pro forma combined condensed financial statements currently do not reflect any fair value associated with the network services agreements. Exodus believes that any purchase price allocable to the network services agreements would not have a material effect to the final purchase price allocation.

     The final purchase price allocation will be based on the actual purchase price and the final valuation of the assets acquired and the liabilities assumed in the merger. Consequently, the actual allocation of the purchase price could differ from that presented above.

(1)  Unaudited Pro Forma Combined Condensed Balance Sheet

     The unaudited pro forma combined condensed balance sheet as of September 30, 2000 gives effect to the merger as if it had occurred on September 30, 2000.

     The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

(a) To eliminate GlobalCenter Holding Co.'s historical goodwill and intangible assets, deferred tax assets and liabilities and deferred income.

(b) To record the purchase of GlobalCenter Holding Co. by Exodus through the issuance of Exodus common stock and options, and to eliminate GlobalCenter Holding Co.'s historical equity balances. In accordance with Emerging Issues Task Force Issue No. 95-19, the value of Exodus common stock to be issued is based on the average closing price of Exodus common stock during the three trading days ended December 5, 2000.

(c) To record deferred tax liabilities attributable to identifiable intangible assets acquired.

(2)  Unaudited Pro Forma Combined Condensed Statements of Operations

     The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred on January 1, 1999.

     The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

(d) To remove amortization of historical goodwill and other intangible assets previously recorded by GlobalCenter Holding Co. and Cohesive (Cohesive for 1999 only) to record amortization of goodwill and intangible assets resulting from the allocation of the GlobalCenter Holding Co. and Cohesive purchase prices (Cohesive for 1999 only). The pro forma adjustments assume goodwill and other intangible assets acquired from GlobalCenter Holding Co. will be amortized on a straight-line basis over an estimated life of three to seven years and reflect amortization of goodwill and other intangible assets acquired from Cohesive over estimated lives of five to eight years (Cohesive for 1999 only). The ultimate lives assigned to goodwill and other intangible assets acquired from GlobalCenter Holding Co. will be determined at the date of acquisition based on the facts and circumstances existing at that date.

(e) To remove tax benefits previously recorded by GlobalCenter Holding Co. and Cohesive (Cohesive for 1999 only).

(f) To reflect the estimated number of shares to be issued as consideration for the GlobalCenter Holding Co. merger based on an exchange ratio calculated using average closing prices of Global Crossing Ltd. common stock and Exodus common stock for the ten trading days ending two trading days before November 27, 2000. The exchange ratio depends on a number of different factors, including the average closing price of Exodus common stock over the ten trading days ending two days before completion of the merger, subject to a minimum price of $56.41 and a maximum price of $65.55. To also reflect the shares issued as consideration for the Cohesive merger.

(g) To eliminate interest income earned by Exodus on cash paid to Cohesive's shareholders at the date of the merger assuming a 5% interest rate which approximates Exodus' actual rate of return during 1999.

(h) To remove Cohesive's historical cumulative dividends and accretion on redeemable preferred stock which were settled in cash at the date of the Cohesive merger.

(i) To reclassify GlobalCenter Holding Co.'s depreciation expense to conform with Exodus' classification and to adjust GlobalCenter Holding Co.'s depreciation expense in accordance with Exodus' depreciation policy.

(j) The historical consolidated statements of operations of GlobalCenter Holding Co. for the nine months ended September 30, 2000 and the year ended December 31, 1999 present depreciation and amortization as a separate line item. For comparative purposes, GlobalCenter Holding Co.'s depreciation and amortization expenses have been reclassified to conform with Exodus' classification as follows:

     Nine months ended September 30, 2000
     ------------------------------------
     Cost of revenues.......................................................................   $11,365
     General and administrative.............................................................     4,871
                                                                                               -------
     Total depreciation and amortization expenses in
         GlobalCenter Holding Co.'s historical financial statements.........................   $16,236
                                                                                               =======


     Year ended December 31, 1999
     ----------------------------
     Cost of revenues.......................................................................   $ 4,308
         General and administrative.........................................................     1,847
                                                                                               -------
     Total depreciation and amortization expenses in
       GlobalCenter Holding Co.'s historical financial statements.........................     $ 6,155
                                                                                               =======

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: January 23, 2001


                               EXODUS COMMUNICATIONS, INC.


                               By: /s/ Adam W. Wegner
                                   --------------------------------------------
                                   Adam W. Wegner, Senior Vice President,
                                   Legal and Corporate Affairs, General Counsel
                                   and Secretary

                                 EXHIBIT INDEX
                                 -------------

Exhibit   Description
-------   -----------
23.01     Consent of Arthur Andersen LLP, Independent Public Accountants

99.01     Press release of the Company dated January 10, 2001.